Exhibit B

PURCHASE AND SALE AGREEMENT FOR BLOCK OF
EAGLE POINT CREDIT COMPANY INC. SHARES
May 8, 2018
1,429,041 shares of common stock of Eagle Point Credit Company Inc.
This Purchase and Sale Agreement for Block of Eagle Point Credit Company Inc. Shares (this “Agreement”) is dated May 8, 2018 and sets out the terms under which each of OA Eagle Group Investors, LLC, a Michigan limited liability company (“OAEG”) and OA Eagle Group Investors II, LLC, a Michigan limited liability company (“OAEG II” and, together with OAEG, the “Investors” and each, an “Investor”) will purchase the number of shares set forth opposite the name of such Investor on the signature pages hereof of common stock, par value $0.001 per share (the “Common Stock” and the Common Stock to be purchased by each Investor, the “Shares”) of Eagle Point Credit Company Inc., a Delaware corporation (the “Issuer”), from Trident V, L.P., a Cayman Islands exempted limited partnership (“Trident V”), Trident V Parallel Fund, L.P. (“Trident V Parallel”), a Cayman Islands exempted limited partnership, and Trident V Professionals Fund, L.P., a Cayman Islands exempted limited partnership (“Trident Professionals” and collectively with Trident V and Trident V Parallel, the “Sellers”).
The Issuer is a non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Securities Act of 1933, as amended, is referred to as the “Securities Act.”
The Issuer has filed with the SEC a shelf registration statement on Form N-2 (File Nos. 333-196590 (Securities Act) and 811-22974 (Investment Company Act)).  Such registration statement was most recently amended on May 2, 2018 and, including any final prospectus supplement with respect thereto and the documents, if any, incorporated by reference therein, is hereinafter referred to as the “Registration Statement.”
ARTICLE I
 PURCHASE AND SALE
Section 1.1          Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties contained herein, the Sellers severally agree, as the legal and beneficial owners thereof, to sell the Shares set forth opposite their names on Schedule 1.1 free of all liens, charges or other encumbrances.  The Investors severally agree to purchase and pay for the Shares at a net price of $17.49425 per Share for a total consideration of $25,000,000.52 (the “Purchase Price”), together with all dividends, distributions and other benefits attaching to the Shares as from the date hereof.  The allocation of the Purchase Price among the Sellers is set forth on Schedule 1.1 hereto.
ARTICLE II
 CLOSING
Section 2.1          On the date hereof (the “Closing Date”), each Investor shall pay to the Sellers the Purchase Price for the Shares by wire transfer of immediately available funds to the Sellers’ respective accounts identified prior to the Closing against delivery of the Shares on the Closing Date (the consummation of such transactions, the “Closing”).  Such delivery shall be effected by reflecting each Investor’s ownership by book entry on the books of American Stock Transfer and Trust Company, the transfer agent for the Company Stock.
ARTICLE III
 EXPENSES
Section 3.1          Each of the Sellers agrees, severally and not jointly, to bear and pay one-half of any stamp or other duties or taxes on or in connection with the sale and transfer of the respective Shares to be sold by such Seller, and each Investor agrees, severally and not jointly, to bear and pay the other one-half of any such taxes.  Except as provided in the previous sentence, (a) the Sellers shall bear and pay all of the out-of-pocket expenses of the Sellers incurred in connection with the negotiation, preparation and performance of this Agreement by the Sellers and (b) each Investor shall bear and pay all of the out-of-pocket expenses of such Investor incurred in connection with the negotiation, preparation and performance of this Agreement by such Investor.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 4.1          Each of the Sellers, severally and jointly, hereby represents and warrants to each Investor as follows:

(a)          Such Seller is the sole legal and beneficial owner of the Shares being sold by it, free from all liens, charges and other encumbrances.  The Shares rank pari passu in all respects with other outstanding shares of Common Stock of the Issuer, including their entitlement to dividends.
(b)          Such Seller has the power and authority to sell the Shares being sold by it hereunder and no person or entity has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them.
(c)          The execution, delivery and performance of this Agreement has been duly authorized by such Seller and, upon execution and delivery of the Agreement by the Investors and such Seller, will constitute a legal, valid and binding obligation of such Seller.
(d)          The execution, delivery and performance of this Agreement by such Seller will not infringe any law or regulation applicable to such Seller and is not and will not be contrary to the provisions of the organizational documents of such Seller and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which such Seller is a party or by which it or its property is bound.
(e)          All consents and approvals of any court, government department or other regulatory body required by such Seller for the offering of the Shares by such Seller, and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.
(f)          The sale of the Shares by such Seller is not prompted by any material negative information concerning the Issuer which is not set forth in the Registration Statement.
(g)          Such Seller is not making any payment to a broker or finder in connection with its sale of the Shares.
ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Section 5.1          Each Investor hereby severally represents and warrants to each Seller as follows:
(a)          Such Investor has the power and authority to purchase the Shares hereunder.
(b)          The execution, delivery and performance of this Agreement has been duly authorized by such Investor and, upon execution and delivery of the Agreement by the Sellers, will constitute a legal, valid and binding obligation of such Investor.
(c)          The execution, delivery and performance of this Agreement by such Investor will not infringe any law or regulation applicable to such Investor and is not and will not be contrary to the provisions of the organizational documents of such Investor and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which such Investor is a party or by which it or its property is bound.
(d)          All consents and approvals of any court, government department or other regulatory body required by such Investor for the purchase of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.
(e)          Such Investor has received a copy of the Registration Statement.
(f)          Such Investor is not making any payment to a broker or finder in connection with the purchase of the Shares.
ARTICLE VI
 INDEMNIFICATION
Section 6.1          All representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder until the date that is twelve (12) months after the Closing Date; provided, however, that the Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statutory period of limitations (including any extensions thereof).  If written notice of a claim has been given in the manner required by this Article VI prior to the expiration of the applicable representations and warranties by the party or parties seeking indemnification for such claim, then the relevant representations and warranties of the other party or parties shall survive as to such claim until such claim has been finally resolved pursuant to this Article VI.
Section 6.2          Subject to the other provisions of this Article VI, from and after the Closing Date, each Seller shall severally pro rata (and not jointly) indemnify, defend and hold harmless each Investor and its affiliates and their respective successors and assigns, stockholders, employees, officers, partners, members, trustees, directors, agents and representatives (the “Investor Indemnitees”) from and against, and pay or reimburse the Investor Indemnitees for, any and all Losses that any of them may incur, pay or sustain, arising out of or resulting from any failure of any representation or warranty made by such Seller in Section 4.1 to be true and correct as of the Closing Date.  “Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties or damages (including, for the avoidance of doubt, loss of profits and diminution in value), assessments or deficiencies; provided, that Losses shall not include any punitive, special or consequential damages except (i) to the extent paid to any Person in connection with a Third-Party Claim and (ii) in the case of consequential damages, unless and to the extent such consequential damages are reasonably forseeable.
Section 6.3          Subject to the other provisions of this Article VI, from and after the Closing Date, each Investor shall severally indemnify, defend and hold harmless the Sellers and their affiliates and their respective successors and assigns, stockholders, employees, officers, partners, members, trustees, directors, agents and representatives (the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses that any of them may incur, pay or sustain, arising out of or resulting from any failure of any representation or warranty made by such Investor in Section 5.1 to be true and correct as of the Closing Date.
Section 6.4          Notwithstanding anything to the contrary in this Agreement:
(a)          No Seller shall have any liability for indemnification pursuant to Section 6.2 for Losses unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to Section 6.2 (in each case other than in respect of any failure of the Seller Fundamental Representations to be true and correct) equals or exceeds Two Hundred and Fifty Thousand Dollars ($250,000) (such amount, the “Deductible”), whereupon each Seller shall (severally pro rata (and not jointly)) be liable for and shall pay all such Losses on a dollar-for-dollar basis only to the extent the aggregate amount of such Losses exceeds the Deductible.  “Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(g).
(b)          The maximum amount of indemnifiable Losses that may be recovered from the Sellers in the aggregate arising out of or resulting from claims under Section 6.2 (in each case other than in respect of any failure of the Seller Fundamental Representations to be true and correct) shall be an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).
(c)          The maximum amount of indemnifiable Losses that may be recovered from any Seller arising out of or resulting from claims under this Article VI shall not exceed the portion of the Purchase Price actually received by such Seller.
(d)          The maximum amount of indemnifiable Losses that may be recovered from each Investor arising out of or resulting from claims under Section 6.3 shall not exceed the Purchase Price paid by such Investor.
Section 6.5          As soon as practicable after a person or entity (“Person”) seeking indemnification pursuant to Sections 6.2 or 6.3 (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party (a “Third-Party Claim”), giving rise to a claim for indemnification under this Article VI, the Indemnified Party shall deliver to the person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article VI, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.
Section 6.6          (a) The Indemnifying Party shall have the right to control the defense, prosecution and resolution of, at the expense of the Indemnifying Party, any Third-Party Claim, subject to Section 6.6(b).  The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party (at the expense of the Indemnifying Party) in any Third-Party Claim.  The Indemnified Party and Indemnifying Party shall each have the right to employ separate counsel in any Third-Party Claim and to participate in the defense thereof either (i) at its own expense or (ii) at the Indemnifying Party’s cost and expense if (A) in the reasonable opinion of counsel to the Indemnified Party, a conflict of interest or potential conflict exists between the Indemnified Party and the Indemnifying Party under applicable standards of professional conduct or (B) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (provided that, in the case of clauses (A) or (B), the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel, in any action or claim or group of related actions or claims).  The Indemnifying Party shall not settle, pay or compromise any Third-Party Claim unless (y) the Indemnified Party consents in writing to such settlement, payment or compromise (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) payment relates solely to monetary damages, provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and its affiliates with respect to such Third-Party Claim or related proceeding and does not result in any restriction on the business of the Issuer or contain an admission of wrongdoing or fault to any governmental authority.
(b)          In the event the Indemnifying Party does not agree to assume the defense of the Third-Party Claim via a written notice delivered to the Indemnifying Party within thirty (30) days of the receipt of the Claim Notice, the Indemnified Party shall have the right, but not the obligation, to conduct a defense against such Third-Party Claim at the expense of the Indemnifying Party and shall have the right to settle, pay and compromise such Third-Party Claim with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.7          (a)  Following the Closing, this Article VI shall provide the sole and exclusive monetary remedy of the parties hereto with respect to any and all claims in any way relating to or arising out of or in connection with the representations and warranties in Articles IV or V of this Agreement, whether hereunder, at law or otherwise, including a breach of any representation or warranty made by any party therein, except in the case of Fraud.  For the avoidance of doubt, nothing in this Article VI shall be deemed to preclude or limit in any way whatsoever the right of any party to seek any remedy with respect to any and all claims in any way relating to or arising out of or in connection with the covenants or other agreements made and to be performed by the Sellers or the Investors, as applicable, in or pursuant to this Agreement (other than the representations and warranties in Articles IV and V of this Agreement), whether hereunder, at law or otherwise, including, for the avoidance of doubt, the remedies of specific performance, injunctive relief and other non-monetary remedies.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS IN ARTICLE IV ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES OF THE SELLERS.  THE SELLERS HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.  “Fraud” means an intentional misrepresentation or intentional omission of a material fact in the making of a representation or warranty made by or on behalf of a party to this Agreement or in any certificate executed and delivered pursuant to the terms of this Agreement that constitutes common law fraud under the laws of the State of Delaware.
(b)          The provisions of this Article VI are intended for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Article VI.
(c)          The amount of any Losses sustained by an Indemnified Party shall be reduced to the extent mitigated by the amount actually recovered under any insurance policy, any indemnification or similar agreements, or other rights of recovery (and the Indemnified Party shall use commercially reasonable efforts to seek such recoveries).
Section 6.8          The rights of each Investor Indemnitee and Seller Indemnitee under this Article VI are cumulative, and each Investor Indemnitee and each Seller Indemnitee will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VI without regard to the availability of a remedy under any other provision of this Article VI.  Any payment required to be made pursuant to this Article VI shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by law.
ARTICLE VII
 RESTRICTION ON TRANSFER OF SHARES
Section 7.1          Each Investor hereby agrees not to transfer its Shares for the period beginning on the date hereof and ending eighteen (18) months following the Closing Date except as contemplated by Section 7.3 below or to a Permitted OAEG Transferee.  Thereafter, each Investor shall be permitted to transfer up to forty percent (40%) of its Shares in any transaction or series of transactions at such Investor’s discretion after providing notice of its intention to transfer such Shares to Eagle Point Credit GP I LP and Eagle Point Holdings, LP (“EPCM Holdco” and, together with Eagle Point Credit GP I LP, the “EP Parent Entities”).  The EP Parent Entities are third party beneficiaries of this Article VII.
Section 7.2          In the event that an Investor proposes to transfer the remaining sixty percent (60%) of its Shares (the “Offered Shares”) following the eighteen (18) month anniversary of the Closing Date, such Investor shall first offer such Offered Shares to the EP Parent Entities.  The EP Parent Entities shall have ten (10) calendar days following the receipt of such offer (the “ROFO Period”) to elect in writing (the “ROFO Offer”) to purchase (or to cause one or more other Persons to purchase) all such Offered Shares, which ROFO Offer shall set forth the purchase price and other material terms proposed by the applicable EP Parent Entity for the purchase of the Offered Shares.  If such Investor accepts the ROFO Offer, the parties shall cause the sale and purchase of such Offered Shares to be consummated within twenty (20) calendar days after such acceptance on the terms set forth in the ROFO Offer.  If the EP Parent Entities fail to make an ROFO Offer as to any Offered Shares, such Investor may transfer such Offered Shares to any Person.  If such Investor declines an ROFO Offer made by the EP Parent Entities during the ROFO Period, such Investor may transfer its Offered Shares at any time within sixty (60) calendar days (or one hundred twenty (120) calendar days if a Change of Control of EPCM Holdco has occurred) after the expiration of the ROFO Period to any Person at a price per share that is higher than the price offered in the ROFO Offer (if such an offer was made).  During the ROFO Period, such Investor shall be entitled to again provide notice to the EP Parent Entities of its intention to sell Offered Shares and, in such event, each EP Parent Entity shall have two (2) Business Days from the date on which it receives such updated notice from such Investor to make an offer to acquire the Offered Shares (which offer may or may not be consistent with the EP Parent Entities’ original ROFO Offer).  If such Investor does not transfer the Offered Shares during the sixty (60)- or one hundred twenty (120)-calendar day period (and as such period may be restarted by any subsequent notice provided by such Investor to the EP Parent Entities), as applicable, the EP Parent Entities shall again have a right of first offer with respect to any subsequent transfer of Shares by such Investor.
Section 7.3          In the event the EP Parent Entities or the Sellers propose to transfer Common Stock to an unaffiliated third party (including in a registered or unregistered block trade), each Investor shall have the right to participate in such transfer or series of transfers, on a pro rata basis, provided that, if the transfer is registered, each Investor shall be subject to the same lock-up periods (if any) applicable to the EP Parent Entities or their respective Affiliates, regardless of whether the Investors elect to participate in the transfer, and provided, further, that in the event Trident Holdings and the Sellers agree to a transfer in which Trident Holdings and the Sellers, respectively, agree to sell to an unaffiliated third party interests in the EP Parent Entities and in the Issuer, each Investor shall have the right to participate in such transfer or series of transfers of Common Stock on a pro rata basis and in the same proportion (vis-a-vis Trident Holdings) as such Investor participates in a sale of its Interests in the EP Parent Entities (through exercising its tag-along rights, as set forth in the EPCM Holdco Operating Agreement).
ARTICLE VIII
 MISCELLANEOUS
Section 8.1          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  No amendment, waiver, change, modification or discharge of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party again whom enforcement of any such amendment, waiver, change, modification or discharge is sought.
Section 8.2          All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given (a) in person, (b) by mailing the same in a sealed envelope, first-class mail, postage prepaid in either certified or registered format, return receipt requested, (c) by overnight courier or (d) by electronic mail, delivery or read receipt requested, in each case addressed to the relevant party at the relevant address set forth below.
If to an Investor, to such Investor at the address below:
c/o Ottawa Avenue Private Capital, LLC
126 Ottawa Avenue NW, Suite 500
Grand Rapids, MI 49503
Attn:  Randall Damstra
Tel:  (616) 454-4114
Fax:  (616) 454-4654
 E-Mail: investmentgroup@rdvcorp.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue Suite 5400
Los Angeles, CA 90071
Attn:  Jennifer Bellah Maguire
Tel:  (213) 229-7986
Fax:  (213) 229-6986
 E-Mail: jbellah@gibsondunn.com

If to any Seller:
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT  06830
Attn:  Stephen Levey
 E-Mail:  slevey@stonepoint.com
with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, IL  60603
Attn:  John J. Sabl
 E-Mail: jsabl@sidley.com
Each party hereto, by written notice given to each of the other parties hereto in accordance with this Section 8.2 may change the address or e-mail to which notices, statements, instructions or other documents are to be sent to such party.  All notices, statements, instructions and other documents hereunder that are mailed or e-mailed shall be deemed to have been given on the date of mailing or e-mailing.
Section 8.3          Subject to the terms and conditions of this Agreement, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.  Each Investor shall provide to the Sellers such information, execute and deliver such documents regarding itself and its beneficial owners and otherwise cooperate as the Sellers reasonably determine to be necessary or appropriate (a) to comply with any law, rule or regulation to which any of the Sellers or the Issuer may be subject, including anti-money laundering laws, rules and regulations of any applicable jurisdiction, (b) to comply with the anti-money laundering, “know-your-customer” and other compliance policies and procedures of the Sellers or the Issuer and (c) to respond to requests for information concerning the identity of such Investor or its beneficial owners from any governmental authority, self-regulatory organization, financial institution or counterparty in connection with investments by the Sellers or the Issuer or otherwise in connection with anti-money laundering compliance, “know-your-customer,” compliance or other similar types of policies or procedures, or to update such information.
Section 8.4          This Agreement and that certain Equity Purchase, Subscription and Investment Agreement, dated as of the date hereof (the “Investment Agreement”), among the Investors, Trident V, Trident Professionals, Eagle Point Credit GP I LP, EPCM Holdco, Trident EP-II Holdings LLC, Eagle Point Credit GP I-A Ltd. and Dynasty Financial II, LLC, constitute the entire agreement, and supersede all other agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof and thereof.  Other than as expressly contained herein or in the Investment Agreement, the parties hereto have made no other representations and warranties to each other.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  For the avoidance of doubt, in the event of a conflict between the terms and conditions of this Agreement and the Investment Agreement, the terms and conditions of this Agreement shall control in all respects.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Investment Agreement.
Section 8.5          This Agreement is not assignable by any of the parties hereto, provided, however, that (a) each Seller may assign its rights hereunder (and shall assign its obligations hereunder) to its successor by operation of law or to an acquiror of all or substantially all of its assets and (b) each Investor may assign this Agreement and its rights and obligations hereunder in connection with a transfer of its Shares; provided that, in each case, the transferee in a direct transfer shall execute an assignment and assumption agreement, in form and substance reasonably acceptable to the non-transferring party or parties (meaning, each of the Investors in the case of any transfer by any Seller and each of the Sellers in the case of any transfer by either Investor), which will contain customary representations as to investor status.
Section 8.6          The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.  Unless the context of this Agreement otherwise requires, references to “hereof,” “herein,” “hereby,” “hereunder” and similar terms shall refer to this entire Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Any reference in this Agreement to gender shall include all genders (masculine, feminine and neuter), and words imparting the singular number only shall include the plural and vice versa.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 8.7          If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 8.8          The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement.  Any remedy under this Section 8.8 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
Section 8.9          EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.10          Except as otherwise agreed in writing by the parties hereto, any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefor) of the United States for the Southern District of New York, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding.
Section 8.11          Except as otherwise agreed in writing by the parties hereto, the parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum.
Signature Page Follows.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth above.

INVESTORS:

OA EAGLE GROUP INVESTORS, LLC
By: Ottawa Avenue Private Capital, LLC
Its: Manager

By:	/s/ Robert H. Schierbeek
Name:	Robert H. Schierbeek
Title:	Chief Operating Officer

OA EAGLE GROUP INVESTORS II, LLC
By: Ottawa Avenue Private Capital, LLC
Its: Manager

By:	/s/ Robert H. Schierbeek
Name:	Robert H. Schierbeek
Title:	Chief Operating Officer

[Signature Page to Purchase and Sale Agreement for Block of Eagle Point Credit Company Inc. Shares]

SELLERS:

TRIDENT V, L.P.
By: Stone Point Capital LLC, its manager

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Principal and Counsel

TRIDENT V PARALLEL FUND, L.P.
By: Stone Point Capital LLC, its manager

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Principal and Counsel

TRIDENT V PROFESSIONALS FUND, L.P.
By: Stone Point Capital LLC, its manager

By:	/s/ Stephen Levey
Name:	Stephen Levey
Title:	Principal and Counsel

[Signature Page to Purchase and Sale Agreement for Block of Eagle Point Credit Company Inc. Shares]